EXHIBIT 5.1

GOODWIN PROCTER LLP
COUNSELLORS AT LAW
EXCHANGE PLACE
BOSTON, MASSACHUSETTS 02109

June 13, 2003

Boston Properties Limited Partnership
111 Huntington Avenue
Suite 300
Boston, Massachusetts 02199

Ladies and Gentlemen:

We have acted as counsel for Boston Properties Limited Partnership, a Delaware limited partnership (the "Company"), and Boston Properties, Inc., a Delaware corporation and general partner of the Company (the "General Partner"), in connection with the preparation and filing with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of the Registration Statement on Form S-4 (the "Registration Statement"), relating to the registration of the offer by the Company to exchange up to $300 million aggregate principal amount of its 5.625% Senior Notes due 2015 (the "New Notes") for its existing 5.625% Senior Notes due 2015 (the "Old Notes"). The New Notes are proposed to be issued in accordance with the provisions of the Indenture dated as of December 13, 2002, between the Company and The Bank of New York, as Trustee (the "Trustee"), as supplemented by a third supplemental indenture dated March 18, 2003 (collectively, the "Indenture") as contemplated by the Registration Rights Agreement, dated as of March 11, 2003, by and among the Company and Salomon Smith Barney, Banc of America Securities LLC, J.P. Morgan Securities Inc., BNY Capital Markets, Inc., Deutsch Bank Securities Inc., Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, PNC Capital Markets, Inc. and Wells Fargo Brokerage Services LLC (the "Registration Rights Agreement").

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein and the documents incorporated by reference therein, (ii) the Company's Second Amended and Restated Certificate of Limited Partnership, as amended to date, (iii) such records of the corporate proceedings of the Company as we deemed material, (iv) the Indenture, (v) the Registration Rights Agreement, (vi) the Form T-1 of the Trustee filed as an exhibit to the Registration Statement and (vii) the form of the New Notes. In addition, we have examined and relied on the originals or copies, certified or otherwise identified to our satisfaction, of such other corporate and partnership records of the Company, and such other instruments and other certificates of public officials, officers and representatives of the Company and other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed and have not verified the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents, the legal capacity of each individual executing any document, and the factual accuracy and completeness of all representations, warranties and other statements made by the parties. We have also assumed that prior to the delivery of any New Notes, the Registration Statement will have been declared effective.

We are members of the Bar of the Commonwealth of Massachusetts, and in rendering the opinions expressed below, we express no opinion other than as to the laws of the United States and the Commonwealth of Massachusetts, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the Delaware Revised Uniform Limited Partnership Act (collectively, the "Delaware Statutes") and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Delaware Statutes. To the extent that any other laws govern any of the matters as to which we express an opinion herein, we have assumed, without independent investigation, that the laws of such jurisdiction are identical to those of the Commonwealth of Massachusetts, and we express no opinion as to whether such assumption is reasonable or correct.

Based on and subject to the foregoing, we are of the opinion that when the New Notes (in the form examined by us) have been duly executed by the Company, authenticated by the Trustee in accordance with the terms of the Indenture and issued and delivered upon consummation of the Exchange Offer against receipt of Old Notes surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Registration Rights Agreement, the Registration Statement and the Indenture, the New Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by (i) bankruptcy, insolvency, receivership, reorganization, liquidation, voidable preference, moratorium, fraudulent transfer or conveyance or other similar laws now or hereafter in effect affecting creditors' rights generally and (ii) general principles of equity including without limitation reasonableness, materiality, good faith and fair dealing (regardless of whether considered in a proceeding at law or in equity) and to the effect of certain laws and judicial decisions upon the availability and enforceability of certain remedies, including without limitation the remedy of specific performance.

This opinion is based upon currently existing statutes, rules and regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances which might affect any matters or opinions set forth herein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Opinions" in the prospectus which is part of the Registration Statement.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP